Exhibit (a)(1)(H)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

ELECTION FORM UNDER THE EXCHANGE OFFER

Date:
To:
From:	Winn-Dixie Stores, Inc.
Re:	Rejected Election Form Under Option Exchange Program

Unfortunately, your Election Form regarding our exchange offer was either inaccurate, incomplete, or improperly signed and was not accepted for the following reason(s):

If you wish to participate in the exchange offer, please complete and execute the attached Election Form and deliver it to Winn-Dixie so that it is received before the Expiration Date, which we expect will be at 11:59 p.m., Eastern Time, on December 8, 2009 (or a later Expiration Date if we extend the offer), by one of the following means:

By Mail or Courier:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Teri Podsiadlik

By Facsimile:

Winn-Dixie Stores, Inc.

Attention: Teri Podsiadlik

Facsimile: (904) 783-5558

By Hand:

Attention: Teri Podsiadlik

By Email (by PDF or similar imaged document file):

TeriPodsiadlik@winn-dixie.com

Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the expiration of the exchange offer, all Eligible Option Grants currently held by you will remain outstanding according to their existing terms.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Teri Podsiadlik by hand, by facsimile to (904) 783-5558, by regular or overnight mail to Winn-Dixie Stores, Inc., Attention: Teri Podsiadlik, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, or by e-mail to TeriPodsiadlik@winn-dixie.com.